Exhibit 15

                           Accountants' Acknowledgment

Footstar, Inc.
Mahwah, New Jersey

Board of Directors:

Re: Registration Statements Numbers 33-20731, 33-30011 and 33-41390 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 26, 2000 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                                                   /s/ KPMG LLP

Short Hills, New Jersey
August 15, 2000